SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
Who is soliciting proxies and why?
What is Householding?
How do I obtain a separate set of voting materials?
Who may vote?
What shares are included on the proxy card?
What are the proposals on which I will be voting?
How do I vote?
May I change my vote?
How are the votes counted?
May I receive future shareholder communications over the Internet?
When are shareholder proposals due for the 2005 Annual Meeting?
May I submit a nomination for Director?
How do I contact the Company?
How do I contact the Directors?
ELECTION OF DIRECTORS
DIRECTORS’ BIOGRAPHIES
NOMINEES FOR ELECTION
NOMINEES FOR ELECTION
CONTINUING DIRECTORS
CONTINUING DIRECTORS
DIRECTOR COMMITTEES AND MEETINGS
CORPORATE GOVERNANCE
TRANSACTIONS WITH DIRECTORS
DIRECTOR COMPENSATION
MANAGEMENT OWNERSHIP OF SHARES
BENEFICIAL OWNERSHIP TABLE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER OWNERSHIP OF SHARES
COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Executive Compensation Policy
CEO Compensation
Other Executive Officers
1993 Tax Act
Compensation Committee Interlocks and Insider Participation
STOCK PERFORMANCE GRAPH
SUMMARY COMPENSATION TABLE
STOCK OPTION/SAR GRANTS IN 2003
STOCK OPTION EXERCISES IN 2003 AND YEAR-END OPTION/SAR VALUES
PENSION BENEFITS
Supplemental Executive Retirement Plan
Retirement Annuity Program
OTHER COMPENSATION ARRANGEMENTS
AUDIT COMMITTEE REPORT
RATIFICATION OF INDEPENDENT AUDITORS Proposal No. 2
Audit Committee Pre-Approval Policies and Procedures
OTHER MATTERS

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc., which will be held at 10:30 a.m. on April 29, 2004 at the Wellington Center in Highland Heights, Ohio. A map showing the location of the Annual Meeting is printed on the outside back cover of the Proxy Statement.

      Enclosed with this letter are the Annual Meeting Notice, Proxy Statement, Proxy and Voting Instruction Form and an envelope in which to return the Proxy and Voting Instruction Form. Also enclosed is a copy of the Annual Report. The Annual Report and Proxy Statement contain important information about the Company, its Board of Directors and its Executive Officers. Please read these documents carefully.

      If you are a registered holder of Lincoln shares or a participant in the Company’s Employee Savings Plan, as a convenience to you and as a means of reducing costs, you may choose to vote your Proxy electronically using the Internet or a touch-tone telephone instead of using the conventional method of completing and mailing the enclosed Proxy and Voting Instruction Form. Electronic proxy voting is permitted under Ohio law and the Company’s Regulations. You will find instructions on how to vote electronically in the Proxy Statement and on the Proxy and Voting Instruction Form. Having the freedom to vote by means of the Internet, telephone or mail does not limit your right to attend or vote in person at the Annual Meeting, if you prefer. If you do plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Form, or when prompted if you cast your vote over the Internet or by telephone.

      Mr. Carlson is retiring from our Board this year. Although he has served on the Board for 31 years, Mr. Carlson’s service to the Company actually totals 43 years, beginning with his hire as a full-time employee in 1961. He served as Secretary of the Company beginning in 1973, became a Vice President in 1979 and Vice Chairman in 1987. In addition to supporting international expansion, Mr. Carlson promoted the “incentive culture” which has been so critical to the Company’s success and is a legacy of James F. Lincoln. Mr. Steingass is also retiring from our Board after 33 years of service. He has served the Company with distinction and championed the pieceworker. Henry L. Meyer III retired from the Board on December 31, 2003 after almost 10 years of service to the Company. His leadership helped transform the Company as it entered the public markets in the mid-1990s, and his independence throughout his tenure has served the shareholders well. We thank Mr. Carlson, Mr. Steingass and Mr. Meyer for their contributions.

      We look forward to seeing you at the Annual Meeting.

Sincerely,

Anthony A. Massaro
Chairman, President and Chief Executive Officer
Lincoln Electric Holdings, Inc.

March 26, 2004

Notice of Annual Meeting of Shareholders	1
General Information	2
Election of Directors	6
Directors’ Biographies	7
Nominees for Election	7
Continuing Directors	9
Director Committees and Meetings	11
Corporate Governance	14
Transactions with Directors	15
Director Compensation	15
Management Ownership of Shares	17
Beneficial Ownership Table	17
Section 16(a) Beneficial Ownership Reporting Compliance	19
Other Ownership of Shares	19
Compensation and Executive Development Committee Report on Executive Compensation	20
Executive Compensation Policy	20
CEO Compensation	21
Other Executive Officers	21
1993 Tax Act	21
Compensation Committee Interlocks and Insider Participation	22
Stock Performance Graph	23
Summary Compensation Table	24
Stock Option/SAR Grants in 2003	25
Stock Option Exercises in 2003 and Year-End Option/SAR Values	25
Pension Benefits	26
Supplemental Executive Retirement Plan	26
Retirement Annuity Program	27
Other Compensation Arrangements	27
Audit Committee Report	29
Ratification of Independent Auditors	30
Audit Committee Pre-Approval Policies and Procedures	30
Other Matters	31

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 10:30 a.m. on Thursday, April 29, 2004 at the Wellington Center, 777 Alpha Drive, Highland Heights, Ohio. Shareholders will be asked to vote on the following proposals:

(1)	Election of four Directors each for a term scheduled to expire in 2007;

(2)	Ratification of the Directors’ appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004; and

(3)	Any other business properly brought before the meeting.

      Shareholders of record at the close of business on March 18, 2004 are entitled to vote.

Frederick G. Stueber
Senior Vice President,
General Counsel and Secretary

March 26, 2004

Your vote is very important. Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, we recommend that you mark, date, sign and return promptly the enclosed Proxy and Voting Instruction Form in the envelope provided or, in the alternative, vote your shares electronically either over the Internet (www.votefast.com) or by touch-tone telephone (1-800-542-1160).

If your shares are not registered in your own name and you would like to attend the Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

GENERAL INFORMATION

Who is soliciting proxies and why?

      The Company will begin mailing this Proxy Statement on or about March 26, 2004. The enclosed Proxy is being solicited by the Directors of the Company, and the Company will pay the cost of the solicitation, which is estimated to be $15,000. In addition, certain Officers and other employees of the Company may, by telephone, letter or personal interview, request the return of proxies.

      If your shares are held in your name, in order to vote your shares you must either attend the Annual Meeting and vote in person or appoint a proxy to vote on your behalf. Because the Directors of the Company realize that it would be highly unlikely that all shareholders would be able to attend the Annual Meeting, the Directors recommend that you appoint a proxy to vote on your behalf, as indicated on the accompanying Proxy and Voting Instruction Form, or appoint your proxy electronically via telephone or the Internet.

What is Householding?

      To reduce the expense of delivering duplicate voting materials to shareholders who may have more than one account, we have taken advantage of the Householding rules enacted by the Securities and Exchange Commission. These rules permit the Company to deliver only one set of voting materials to shareholders who share the same address, meaning only one copy of the Annual Report, Proxy Statement and any other shareholder communication will be sent to those households.

How do I obtain a separate set of voting materials?

      If you share an address with another shareholder and have received only one copy of the Annual Report, Proxy Statement or any other shareholder communication, you may request that the Company send a separate copy of these materials to you at no cost to you. For future Annual Meetings, you may request separate copies of these materials, or request that the Company send only one set of these materials to you if you are receiving multiple copies, by sending a written notice to the Secretary of the Company at Lincoln Electric Holdings, Inc., c/o National City Bank, Corporate Trust Operations, Locator 5352, P.O. Box 94509, Cleveland, Ohio 44101-4301.

Who may vote?

      Record holders of the common shares of Lincoln Electric Holdings, Inc. (“Lincoln Common”) as of the close of business on March 18, 2004 are entitled to vote at the meeting. On that date, 40,824,935 shares of Lincoln Common were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.

What shares are included on the proxy card?

      If you are both a registered shareholder of the Company and a participant in The Lincoln Electric Company Employee Savings Plan (“401(k) Plan”), you may have received one Proxy and Voting Instruction Form that shows all shares of Lincoln Common registered in your name, including any Dividend Reinvestment Plan shares, and all shares you have (based on the units credited to your account) under the 401(k) Plan. Accordingly, your Proxy and Voting Instruction Form also serves as your voting directions to the 401(k) Plan Trustee.

      Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one Proxy and Voting Instruction Form and must vote each Form separately.

      If your shares are held through a nominee, you will receive either a voting form or a proxy card from the nominee, instructing you on how to vote your shares, which may also include instructions on electronic voting.

What are the proposals on which I will be voting?

      You are being asked to vote on two proposals:

(1)	Election of four Directors each to serve for a term scheduled to expire in 2007; and

(2)	Ratification of the Directors’ appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004.

      The Directors do not know of any other matters that are to be presented at the meeting. If any other matters come before the meeting of which we did not have notice prior to February 15, 2004, or that applicable laws otherwise would permit proxies to vote on a discretionary basis, it is intended that the persons authorized under solicited proxies will vote on the matters in accordance with their best judgment.

How do I vote?

      Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone. After reading the proxy materials and with your Proxy and Voting Instruction Form in front of you, you may call the toll-free number 1-800-542-1160, using a touch-tone telephone. You will be prompted to enter your Control Number from your Proxy and Voting Instruction Form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

Over the Internet. After reading the proxy materials and with your Proxy and Voting Instruction Form in front of you, you may use your computer to access the website www.votefast.com. You will be prompted to enter your Control Number from your Proxy and Voting Instruction Form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

By mail. After reading the proxy materials, please mark, sign and date your Proxy and Voting Instruction Form and return it in the enclosed prepaid and addressed envelope.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

      Whether you choose to vote over the Internet, by telephone or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1 on the Proxy and Voting Instruction Form). You can also specify whether you want to vote for or against, or abstain from voting for, Proposal 2, the ratification of the independent auditors. If you do not specify how you want to vote your shares on your Proxy and Voting Instruction Form, your shares will be voted for the election of all the Director nominees and for the ratification of the independent auditors.

      Participants in the 401(k) Plan. If you participate in the 401(k) Plan, the Plan’s independent Trustee, Fidelity Management Trust Company, will vote your Plan shares according to your voting directions. You may give your voting directions to the Plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your Proxy and Voting Instruction Form or do not vote over the Internet or by telephone, the Trustee will not vote your shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

      Broker shares. If your shares are held by a bank, broker or other holder of record, that entity will give you separate voting instructions.

May I change my vote?

      Yes. You have the right to change or revoke your proxy and may do so in any one of the following four ways:

(1)	by sending a written notice to the Company’s Secretary stating that you want to change your proxy vote;

(2)	by submitting a properly signed Proxy and Voting Instruction Form with a later date;

(3)	by entering later-dated telephone or Internet voting instructions; or

(4)	by voting in person at the Annual Meeting. NOTE: Because your 401(k) shares are held in a qualified plan, you are not able to vote 401(k) Plan shares at the Annual Meeting.

      If you plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Form or indicate so when prompted if you are voting by telephone or over the Internet.

      If you are a beneficial shareholder only, that is if your shares are not registered in your name but are held by a bank, broker, trustee, or some other nominee, you will have to check with your bank, broker, trustee or other nominee to determine how to change your vote. Also note, that if you plan to attend the meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee.

How are the votes counted?

      Shareholder votes will be tabulated by an independent inspector of elections for the meeting. All properly signed Proxy and Voting Instruction Forms and all properly recorded Internet and telephone votes will be counted to determine whether or not a quorum is present at the meeting. Votes for the Director nominees that are marked “withhold” will not be counted in determining the election of Directors. Votes on Proposal 2 that are marked “abstain” have the same effect as votes AGAINST that Proposal.

May I receive future shareholder communications over the Internet?

      If you are a registered shareholder, you may consent to accessing future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of receiving copies in the mail. You may give your consent by marking the appropriate box on your Proxy and Voting Instruction Form or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access to future shareholder communications, once there is sufficient interest in electronic delivery we will discontinue mailing the Proxy Statement and Annual Report to you, but you will receive a Proxy and Voting Instruction Form, together with a formal notice of the meeting, in the mail with instructions containing the Internet address or addresses to access shareholder communications.

      Providing shareholder communications over the Internet will reduce the Company’s printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

      If your shares are held through a bank, broker or other holder of record, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

When are shareholder proposals due for the 2005 Annual Meeting?

      In order to be included in next year’s Proxy Statement, a shareholder proposal must be submitted in writing to the Secretary of the Company at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 by December 2, 2004.

May I submit a nomination for Director?

      The Company’s Regulations permit shareholders to nominate one or more persons for election as Director but require that nominations be received at least 80 days before the annual meeting at which the nomination is to be made. This means that no additional nominations can be made for this year’s Annual Meeting. To nominate a candidate for election at a future meeting, you must send a written notice to the Secretary of the Company at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include certain information about you as a shareholder of the Company and about the person you intend to nominate, including a statement about the person’s willingness to serve, if elected. This written notice must be received in the Secretary’s Office at least 80 days before the annual meeting at which the nomination is to be made. For complete details on the nomination process, contact the Secretary of the Company.

How do I contact the Company?

      For general information, shareholders may contact the Company at the following address:

Lincoln Electric Holdings, Inc.
22801 Saint Clair Avenue
Cleveland, Ohio 44117-1199
Attention: Roy Morrow, Director, Corporate Relations

      Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at the Company.

How do I contact the Directors?

      Shareholders may contact any of the Directors of the Company through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.
22801 Saint Clair Avenue
Cleveland, Ohio 44117-1199
Attention: Corporate Secretary

ELECTION OF DIRECTORS

Proposal No. 1

      The Company’s Regulations provide for three classes of Directors whose terms expire in different years. Ohio’s General Corporation Law provides that, a quorum being present, the Director nominees receiving the greatest number of votes will be elected as Directors of the Company. Unless otherwise directed, shares represented by proxy will be voted for the following:

Class of 2007. The class of Directors whose term ends in 2007 has been fixed at four. Ranko Cucuz, Kathryn Jo Lincoln, Anthony A. Massaro and George H. Walls, Jr. are standing for election. All of the Director nominees have been elected previously by the shareholders, with the exception of George H. Walls, who was elected a Director of the Company in December 2003.

      Each of the nominees has agreed to stand for election. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

      All of the nominee Directors, as well as the continuing Directors, plan to attend the Annual Meeting. At the 2003 Annual Meeting, all of the current Directors of the Company were in attendance, with the exception of George H. Walls, who was not a Director of the Company at that time.

DIRECTORS’ BIOGRAPHIES

      The following table sets forth biographical information about the Director nominees and the Directors whose terms of office will continue after this Annual Meeting. Except as otherwise indicated, each of the Director nominees and continuing Directors has held the occupation listed below for more than five years.

      None of the nominee Directors or continuing Directors has any special arrangement or understanding with any other person pursuant to which the nominee Director or continuing Director was or is to be selected as a Director or nominee.

NOMINEES FOR ELECTION

Ranko Cucuz
Age:	60

Director Class Year/Service:	2004; standing for reelection at this Annual Meeting; Director since 2001

Recent Business Experience:	Mr. Cucuz is the former Chairman, President and Chief Executive Officer of Hayes Lemmerz International, Inc. (motor vehicle parts and accessories), formerly known as Hayes Wheels International, Inc. (“Hayes Lemmerz”). He held these positions from 1997 to September 2001. Mr. Cucuz was President and Chief Executive Officer of Hayes Wheels from 1992 to 1997, when Hayes Wheels acquired Lemmerz Holding.

Mr. Cucuz ceased serving as President and Chief Executive Officer of Hayes Lemmerz in August 2001 and ceased serving as Chairman in September 2001. In December 2001, Hayes Lemmerz filed for protection under Chapter 11 of the United States Bankruptcy Code. It came out of bankruptcy proceedings in June 2003, at which time Mr. Cucuz ceased serving as a director.

Other Directorships:	Cleveland-Cliffs Inc

Kathryn Jo Lincoln
Age:	49

Director Class Year/Service:	2004; standing for reelection at this Annual Meeting; Director since 1995

Recent Business Experience:	Ms. Lincoln is Chairman of the Lincoln Institute of Land Policy (a non-profit educational institution teaching land economics and taxation) and President of the Lincoln Foundation, Inc. (a non-profit foundation that supports the foregoing Institute).

Other Directorships:	Johnson Bank Arizona, NA

NOMINEES FOR ELECTION

Anthony A. Massaro
Age:	60

Director Class Year/ Service:	2004; standing for reelection at this Annual Meeting; Director since 1996

Recent Business Experience:	Mr. Massaro is Chairman, President and Chief Executive Officer of the Company. He was elected President and Chief Executive Officer in 1996 and Chairman in 1997.

Other Directorships:	Commercial Metals Company, PNC Financial Services Group, Inc. and Thomas Industries, Inc.

George H. Walls, Jr.
Age:	61

Director Class Year/ Service:	2004; standing for reelection at this Annual Meeting; Director since December 2003

Recent Business Experience:	General Walls is Chief Deputy Auditor of the State of North Carolina, a position he has held since December 2000. Prior to that date, he was special assistant to the chancellor and assistant secretary to the Board of Trustees at North Carolina Central University. He retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.

Other Directorships:	Thomas Industries, Inc.

CONTINUING DIRECTORS

David H. Gunning
Age:	61

Director Class Year/Service:	2005; Director since 1987

Recent Business Experience:	Mr. Gunning serves as Vice Chairman of Cleveland-Cliffs Inc (iron ore producer), a position he has held since April 2001. Previously, Mr. Gunning served as the Principal of Encinitos Ventures (venture capital), a position he held from 1997 to 2001. He served as Chairman, President and Chief Executive Officer of Capitol American Financial Corporation from 1993 until its sale in early 1997.

Other Directorships:	Cleveland-Cliffs Inc, MFS Funds, Inc. and Southwest Gas Corporation

Paul E. Lego
Age:	73

Director Class Year/Service:	2005; Director since 1993

Recent Business Experience:	Mr. Lego is President of Intelligent Enterprises, Inc. (a consulting firm), a position he has held since 1993. He is the Non-Executive Chairman of Commonwealth Industries, Inc. (rolling, drawing and extruding of nonferrous metals) and was a Principal of Orlimar Golf Company (a golf equipment manufacturer) from 1998 to March 2003. He was formerly Chairman and Chief Executive Officer of Westinghouse Electric Corporation until his retirement in 1993.

Other Directorships:	Commonwealth Industries, Inc.

G. Russell Lincoln
Age:	57

Director Class Year/Service:	2005; Director since 1989

Recent Business Experience:	Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996. From 1984 to 1996, he served as Chairman of the Board and Chief Executive Officer of Algan, Inc. (chemicals).

CONTINUING DIRECTORS

Hellene S. Runtagh
Age:	55

Director Class Year/Service:	2005; Director since 2001

Recent Business Experience:	Ms. Runtagh is the former President and Chief Executive Officer of Berwind Group (manufacturing and real estate holdings), a position she held from June 2001 through December 2001. Prior to that, she was Executive Vice President of Universal Studios (entertainment) from February 1997 until January 2001.

Other Directorships:	Avaya Inc. and Covad Communications Group, Inc.

Harold L. Adams
Age:	64

Director Class Year/Service:	2006; Director since 2002

Recent Business Experience:	Former Chairman, President and Chief Executive Officer of RTKL Associates Inc. (architects and engineers), a position he held from 1969 to November 2003.

Other Directorships:	Commercial Metals Company and Legg Mason, Inc.

Robert J. Knoll
Age:	62

Director Class Year/Service:	2006; Director since 2003

Recent Business Experience:	Former Partner of Deloitte & Touche LLP (accounting), a position he held from 1978 to his retirement in 2000. From 1995 to 1999, Mr. Knoll served as National Director of the firm’s Accounting and Auditing Professional Practice with oversight responsibility for the firm’s accounting and auditing consultation process, SEC practice and risk management process.

John M. Stropki, Jr.
Age:	53

Director Class Year/Service:	2006; Director since 1998

Recent Business Experience:	Mr. Stropki is Executive Vice President and Chief Operating Officer of the Company, positions to which he was elected in May 2003. From May 1996 to May 2003, he was Executive Vice President of the Company and President, North America.

DIRECTOR COMMITTEES AND MEETINGS

Audit Committee
Members:	David H. Gunning (Chair), Harold L. Adams, Robert J. Knoll, Kathryn Jo Lincoln, Hellene S. Runtagh and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards, and each of whom has been determined to have the financial competency required by the listing standards. In addition, because of Mr. Knoll’s professional training and past employment experience, the Company has certified that he is a financially sophisticated Audit Committee Member under the NASDAQ listing standards.

Number of 2003 Meetings:	Eight

Principal Responsibilities:	• determines whether to retain or terminate the independent auditors
• approves all audit engagement fees, terms and services; approves any non-audit engagements
• reviews and discusses the independent auditors’ quality control
• reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit
• reviews and discusses with management the Company’s financial statements and disclosures, its interim financial reports and its earnings press releases
• reviews with the Company’s General Counsel legal matters that might have a significant impact on the Company’s financial statements and issues relating to compliance with the Company’s Code of Corporate Conduct and Ethics
• reviews with management the appointment, replacement, reassignment or dismissal of the manager of internal audit, the internal audit charter, internal audit plans and reports, and the adequacy of the systems of internal accounting controls

A copy of this Committee’s Charter, which was adopted by the Board, (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp or (ii) will be made available upon request to the Company’s Secretary.

Compensation and Executive Development Committee
Members:	Hellene S. Runtagh (Chair), Ranko Cucuz, Paul E. Lego and G. Russell Lincoln, each of whom meets the independence standards set forth in the NASDAQ listing standards and each of whom is deemed to be an outside Director within the meaning of Section 162(m) of the Internal Revenue Code.

Number of 2003 Meetings:	Eight

Principal Responsibilities:	• reviews and establishes total compensation of the Chief Executive Officer and the other Executive Officers
• annually assesses the performance of the Chief Executive Officer
• monitors the Company’s key management resources, structure, succession planning, development and selection processes and the performance of key executives
• reviews and recommends to the Board the appointment and removal of elected officers of the Company
• administers the Company’s employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans
• reviews and recommends to the Board new or amended executive compensation plans

A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/ governance.asp or (ii) will be made available upon request to the Company’s Secretary.

Nominating and Corporate Governance Committee
Members:	Harold L. Adams (Chair), David H. Gunning, Kathryn Jo Lincoln and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards.

Number of 2003 Meetings:	Four

Principal Responsibilities:	A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/ governance.asp or (ii) will be made available upon request to the Company’s Secretary.

Shareholders may nominate one or more persons for election as Director of the Company. The process for doing so is set forth on page 5 of the Proxy Statement, under the caption “May I submit a nomination for Director?”.

The Committee expects that any candidate for election as a Director of the Company must have these minimum qualifications:
• demonstrated character, integrity and judgment
• high-level managerial experience or experience dealing with complex problems
• ability to work effectively with others
• sufficient time to devote to the affairs of the Company
and these specific qualifications:
• specialized experience and background that will add to the depth and breadth of the Board
• independence as defined by the NASDAQ listing standards
• financial literacy

The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time-to-time, the Company has retained an outside firm to help identify candidates, but no firm was retained on that basis in 2003, and no firm is currently being retained.

Finance Committee
Members:	Paul E. Lego (Chair), Harry Carlson, Ranko Cucuz, Robert J. Knoll, G. Russell Lincoln and Frank L. Steingass.

Number of 2003 Meetings:	Four

Principal Responsibilities:	considers and makes recommendations, as necessary, on matters related to the financial affairs and policies of the Company, including
• financial performance
• capital structure issues
• financial operations
• capital expenditures
• pension plan funding and plan investment management performance

A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/ governance.asp or (ii) will be made available upon request to the Company’s Secretary.

      Your Board held seven meetings in 2003. Each of the current Directors attended at least 75 percent of the total number of meetings of Directors and meetings of committees on which he or she served, with the exception of Frank L. Steingass, who attended 73 percent of his required Board and committee meetings.

      A Search Committee, an ad hoc committee of the Board, was formed in late 2003 to evaluate candidates for the Chief Executive Officer position. The Search Committee, consisting of Mr. Adams (Chair), Mr. Cucuz, Ms. Lincoln and Ms. Runtagh, met twice in 2003.

CORPORATE GOVERNANCE

      Each of the non-employee Directors meets the independence standards set forth in the NASDAQ listing standards. During 2003, the independent Directors met in Executive Session, separate from the management Directors, in connection with each of the seven meetings of the Board. The Chairman of the Nominating and Corporate Governance Committee is the presiding Director for these Sessions.

      Your Board has adopted Guidelines on Significant Corporate Governance Issues to assure good business practices, transparency in financial reporting and the highest level of professional and personal conduct. These guidelines address current developments in the area of corporate governance, including developments in federal securities law, developments related to the Sarbanes-Oxley Act of 2002 and changes in the NASDAQ listing standards.

      Your Board also has adopted a Code of Corporate Conduct and Ethics to govern the Company’s Directors, officers and employees, including the principal executive officers and senior financial officers.

      You can access either of the above documents on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp.

TRANSACTIONS WITH DIRECTORS

      During the fourth quarter of 2003, the Company purchased 1,108,122 shares of Lincoln Common from the Lincoln Foundation, Inc. in a privately negotiated block transaction. These shares were purchased at a price of $23.08 per share, a 6% discount from the average of the high and low share prices of the previous day. Kathryn Jo Lincoln, a Director of the Company, is President of the Lincoln Foundation, Inc. and Chairman of the Lincoln Institute of Land Policy, which is a non-profit entity funded by the Lincoln Foundation, Inc. A committee of independent Directors recommended the purchase, and Kathryn Jo Lincoln abstained from the Board’s decision and did not otherwise participate in the Board’s discussion of the matter.

DIRECTOR COMPENSATION

      General. An employee of the Company who also serves as a Director does not receive any additional compensation for serving as a Director or as a member or chair of a committee.

      2003 Director Compensation Package. During 2003, the Directors’ compensation package for non-employee Directors was based on the following principles:

•	a significant portion of Director compensation should be aligned with creating and sustaining shareholder value;

•	Directors should have equity interest in the Company; and

•	total compensation should be structured to attract and retain a diverse and truly superior Board of Directors.

      With those principles in mind, the compensation package in 2003 was comprised of the following components:

•	a two-part base annual retainer consisting of $24,000 in cash plus an award of stock options granted pursuant to the Stock Option Plan for Non-Employee Directors;

•	an annual retainer of $2,000 for each Committee chair;

•	an annual retainer of $2,000 for each Committee member;

•	Board meeting fees of $1,000 for each meeting attended; and

•	Committee meeting fees of $1,000 for each meeting attended.

      Stock Option Plan for Non-Employee Directors. Approved by shareholders in May 2000, the Plan provides for:

•	an annual grant of an option to purchase 2,000 shares of Lincoln Common to each eligible Director in office on the date of the grant; and

•	an initial grant of an option to purchase 6,000 shares of Lincoln Common to Directors who become eligible by virtue of their election after December 31, 1999.

      The option price may not be less than the per share fair market value of Lincoln Common on the date of grant. An option becomes exercisable after the optionee has continuously served as a Director for one year from the date of grant. Once the optionee has completed one year of service as a Director after the date of grant, the option may be exercised in whole or in part with respect to 100% of the underlying shares of Lincoln Common. Options granted under the Plan have a 10-year term.

      In accordance with the terms of the Plan, on November 28, 2003, each of the current Directors received an option to purchase 2,000 shares of Lincoln Common at an exercise price of $25.44 per share. Also in accordance with the terms of the Plan, following their elections as Directors of the Company on March 5, 2003 and December 4, 2003, respectively, Mr. Knoll received an option to purchase 6,000 shares of Lincoln Common at an exercise price of $19.61 per share, and General Walls received an option to purchase 6,000 shares of Lincoln Common at an exercise price of $24.73 per share.

      Non-Employee Directors’ Deferred Compensation Plan. Adopted in 1995, this Plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This Plan allows each participating non-employee Director to:

•	elect to defer a specified dollar amount or a percentage of his or her cash compensation;

•	have the deferred amount credited to the Director’s account and deemed invested in either an obligation of the Company adjusted in accordance with the return on the Standard & Poor’s 500 Composite Stock Index and/or an obligation of the Company earning interest at a rate equal to the Moody’s Corporate Average Bond Index; and

•	elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than two years after the fees are initially deferred.

      In 2003, one Director elected to defer cash compensation pursuant to this Plan.

      Directors’ Charitable Award Program. This Program was terminated in 2003, other than for Directors already vested. Upon the death of a vested non-employee Director, the Company will donate an aggregate of $500,000 (in 10 annual installments) to one or more charitable organizations recommended by the vested Director and approved by the Company. This Program is funded through insurance policies on the lives of the vested Directors.

      In 2003, the Company paid $251,000 in premiums on current insurance policies.

      All charitable deductions and the cash surrender value of the policies accrue solely to the Company; the vested Directors derive no financial benefit. The current non-employee Directors who are already vested in the Program are Harry Carlson, David H. Gunning, Paul E. Lego, G. Russell Lincoln and Kathryn Jo Lincoln.

MANAGEMENT OWNERSHIP OF SHARES

      The following table sets forth certain information regarding ownership of Lincoln Common as of February 27, 2004 by the Director nominees, continuing Directors, each of the Company’s Executive Officers named in the “Summary Compensation Table” on page 24 and all Directors and Executive Officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.

BENEFICIAL OWNERSHIP TABLE

	Number of Shares		Percent
Non-Employee Directors	of Lincoln Common		of
and Director Nominees	Beneficially Owned (1)		Class

Harold L. Adams	10,000	(2)	*
Harry Carlson	210,165	(3)	*
Ranko Cucuz	10,000	(4)	*
David H. Gunning	6,485	(5)	*
Robert J. Knoll	6,000	(6)	*
Paul E. Lego	15,559	(7)	*
G. Russell Lincoln	256,853	(8)	*
Kathryn Jo Lincoln	1,154,562	(9)	2.83%
Hellene S. Runtagh	12,000	(10)	*
Frank L. Steingass	397,675	(11)	*
George H. Walls, Jr.	–0–		*

Named Executive Officers

Anthony A. Massaro	495,913	(12)	1.22%
John M. Stropki, Jr.	256,259	(13)	*
H. Jay Elliott	134,856	(14)	*
Frederick G. Stueber	45,066	(15)	*
James E. Schilling	39,682	(16)	*

All Directors and Executive Officers as a group (19 persons)	3,170,847	(17)	7.78	% (17)

*	Indicates less than 1%

(1)	Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of February 27, 2004.

(2)	Includes 8,000 shares that may be acquired upon the exercise of stock options within 60 days of February 27, 2004.

(3)	Of the 210,165 shares reported, Mr. Carlson held of record 88,366 shares. Of the remaining 121,799 shares, 91,689 shares were held of record by his spouse; 24,110 shares were held of record by Carlson Holdings LLC, a company controlled by Mr. Carlson and his spouse, as to which he shares investment and voting power with his spouse; and 6,000 shares may be acquired upon the exercise of stock options within 60 days of February 27, 2004. Mr. Carlson disclaims beneficial ownership of the shares held of record by his spouse and by Carlson Holdings LLC.

(4)	Consists of 10,000 shares that may be acquired upon the exercise of stock options within 60 days of February 27, 2004.

(5)	Includes 6,000 shares that may be acquired upon the exercise of stock options within 60 days of February 27, 2004.

(6)	Consists of 6,000 shares that may be acquired upon the exercise of stock options within 60 days of February 27, 2004.

(7)	Includes 6,000 shares that may be acquired upon the exercise of stock options within 60 days of February 27, 2004.

(8)	Of the 256,853 shares reported, G. Russell Lincoln held of record 163,792 shares. An additional 514 shares were held of record by his spouse. The remaining 92,547 shares were held of record as follows: 28,877 shares by three trusts, as to each of which Mr. Lincoln is a trustee, for the benefit of his children; 30,170 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as trustee; 27,500 shares by The G. Russell and Constance P. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee; and 6,000 shares that may be acquired upon the exercise of stock options within 60 days of February 27, 2004. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trusts and the Foundation.

(9)	Of the 1,154,562 shares reported, 40,440 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power. The remaining 1,114,122 shares were held of record as follows: 1,108,122 shares were held of record by the Lincoln Foundation, Inc., of which Ms. Lincoln is the President, as to which shares Ms. Lincoln disclaims beneficial ownership; and 6,000 shares may be acquired upon the exercise of stock options within 60 days of February 27, 2004.

(10)	Includes 10,000 shares that may be acquired upon the exercise of stock options within 60 days of February 27, 2004.

(11)	Of the 397,675 shares reported, Mr. Steingass held of record 354,179 shares. The remaining 43,496 shares were held of record as follows: 2,400 shares by Buehler/ Steingass, Inc., a corporation which Mr. Steingass served as President, as to which shares he disclaims beneficial ownership; 35,096 shares by Mr. Steingass’ spouse, as to which shares Mr. Steingass also disclaims beneficial ownership; and 6,000 shares that may be acquired upon the exercise of stock options within 60 days of February 27, 2004.

(12)	Of the 495,913 shares reported, Mr. Massaro held of record 39,980 shares and has or had the right to acquire 455,733 shares upon the exercise of stock options within 60 days of February 27, 2004. The remaining 200 shares were held of record by Mr. Massaro’s spouse, as to which shares he disclaims beneficial ownership.

(13)	Of the 256,259 shares reported, 31,460 shares were held of record by a trust established by Mr. Stropki and his spouse, under which they share investment and voting power. Mr. Stropki has or had the right to acquire 224,799 shares upon the exercise of stock options within 60 days of February 27, 2004.

(14)	Of the 134,856 shares reported, Mr. Elliott held of record 8,031 shares and has or had the right to acquire 115,099 shares upon the exercise of stock options within 60 days of February 27, 2004. The remaining 11,726 shares were held of record by Mr. Elliott’s spouse, as to which shares he disclaims beneficial ownership.

(15)	Of the 45,066 shares reported, Mr. Stueber held of record 5,000 shares and has or had the right to acquire 40,066 shares upon the exercise of stock options within 60 days of February 27, 2004.

(16)	Of the 39,682 shares reported, Mr. Schilling held of record 3,000 shares and has or had the right to acquire 36,682 shares upon the exercise of stock options within 60 days of February 27, 2004.

(17)	Also includes 1,054,652 shares which all Executive Officers and Directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of February 27, 2004.

      In addition to the above management holdings, as of February 27, 2004, The Lincoln Electric Company 401(k) Savings Plan held 1,166,023 shares of Lincoln Common, or 2.86% of the shares of Lincoln Common outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of the Company with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based on a review of these reports, the Company believes that for the year 2003 all filing requirements were met on a timely basis, except for a one-day delay in reporting stock options/tandem stock appreciation rights awarded in October 2003 to the named Executive Officers and George D. Blankenship and Raymond S. Vogt.

OTHER OWNERSHIP OF SHARES

      Set forth below is information with respect to any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be an owner of more than 5% of the shares of Lincoln Common, other than the persons indicated in the “Beneficial Ownership Table” on page 17. The following information was filed with the Securities and Exchange Commission on or before February 27, 2004, with respect to shares owned as of December 31, 2003.

	No. of Shares and
	Nature of Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

David C. Lincoln	4,018,839 (1)	9.9%
1741 East Morten Avenue, Suite A Phoenix, Arizona 85020
Royce & Associates, LLC
1414 Avenue of the Americas New York, New York 10019	3,029,850 (2)	7.31%

(1)	Of the total amount reported by Mr. Lincoln, he has sole voting and dispositive power over 117,150 shares and shared voting and dispositive powers over 3,901,689 shares. With respect to the shares over which Mr. Lincoln has sole voting and dispositive powers, he disclaims beneficial ownership of 86,130 shares held by two trusts of which he is the sole trustee. With respect to the shares over which Mr. Lincoln has shared voting and dispositive powers, he disclaims beneficial ownership of (a) 1,240,384 shares held by four trusts of which he is one of two trustees and (b) 1,108,122 shares held by the Lincoln Foundation, Inc. of which he is a Director. In his Schedule 13G filing, Mr. Lincoln states that the shares of Lincoln Common reported in the filing were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(2)	Of the total amount reported as beneficially owned by Royce & Associates, LLC., Royce has sole voting and dispositive power over 3,029,850 shares. In its Schedule 13G filing with the Securities and Exchange Commission, Royce states that the shares of Lincoln Common reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      The Compensation and Executive Development Committee of the Board of Directors consists solely of non-employee Directors. Its primary charge is to determine and report to the Board on the compensation (or method of calculating it) for the Chairman, President and Chief Executive Officer and each other Executive Officer. In addition, the Committee establishes procedures and conducts succession planning for the Chief Executive Officer and other executive management positions, and reviews and makes recommendations to the Board concerning the Company’s employee benefit programs. The Chief Executive Officer recommends the compensation of the other Executive Officers, subject to Committee review and approval.

Executive Compensation Policy

      Our executive compensation policy is based on our long-standing commitment to incentive-based compensation for all employees, including officers. The cash bonus program exemplifies this commitment. For many years, The Lincoln Electric Company, the Company’s principal domestic subsidiary, has administered a discretionary employee bonus program featuring a cash distribution determined on the basis of a formula that takes into account Company performance, as well as individual earnings and performance. Virtually all domestic full-time employees participate in the program. Generally, the Company’s foreign subsidiaries have also adopted formula-based cash bonus programs. The cost of the Company’s cash bonus programs, net of hospitalization costs but inclusive of payroll taxes, was $26.2 million in 2003, $32.2 million in 2002 and $31.9 million in 2001.

      The Committee’s approach to executive compensation is generally the same as the Company’s approach to employee compensation. The base salaries of executives are set at approximately the 40th percentile of the Company’s peer group; i.e., base salaries are somewhat below market average. The Committee believes, however, that cash bonus opportunities should be above average, with the 75th percentile of our peer group used as the target for total cash compensation (base and bonus). In making these determinations, the Committee uses a peer group consisting of manufacturers based in the United States having revenues comparable to those of the Company. The Committee also believes that payments of above-average bonuses should only be made where both the individual’s performance and that of his or her particular business unit warrant it. Therefore, target bonus amounts are established each year based on anticipated superior individual performance and achievement of applicable financial results. If either of these factors is not met, the percentage of target paid reduces significantly, with the potential that no bonus will be paid. A portion of the financial component is based on consolidated financial results while the remainder is attributable to regional/ divisional financial results, depending upon the individual’s responsibilities. The financial targets for 2003 were based on achievement of earnings before interest, taxes and the cash bonus referred to above. The financial targets were set on the same basis for 2004. By tying a significant portion of the target to specific business unit results, it is possible for certain participants to receive a higher percentage of target than that of other participants where their business unit performance is better than that of other business units. This was the case in 2003, where certain non-U.S. businesses performed better. Therefore, participants tied to those non-U.S. business results received a higher percentage of target than U.S.-based participants. Cash bonuses paid to the top five executives for 2003 were 18.8% below the amounts paid in 2002. In total, bonuses for all executives in this program were 11.3% below the amounts paid in 2002 and were 31.2% below the target amounts set for 2003.

      The Committee’s compensation philosophy, after taking into account lower than average base salaries and above average cash bonus opportunities, includes a third principle, which is that long-term incentive opportunities should be established that rank executives at the median of their peer group for long-term incentive programs. As a result, annual stock option grants are expected to be made, as was the case in 2003. For officers, stock appreciation rights were also granted in 2003 but were granted in tandem with the stock options. Under the stock option and tandem stock appreciation rights award, officers may only exercise one award (but not both). A long-term performance plan was also introduced in 1997, with cash payments based on net earnings growth over a three-year period. There was no cash payout achieved in 2003 for the applicable three-year period. The Committee believes, however, that long-term incentive compensation should be weighted toward equity rewards. In keeping with the Committee’s belief that equity awards are a valuable compensation tool, the Committee extends the long-term incentive program to senior managers and also makes available certain one-time option grants to significant contributors, regardless of their position within the Company.

CEO Compensation

      Mr. Massaro’s compensation in 2003 reflects the Committee’s three-part compensation philosophy, emphasizing incentives and performance:

•	base compensation of approximately $750,000, which is above the peer group 40th percentile by approximately 9%;

•	cash bonus of $544,500, based on individual performance and consolidated financial results, which is 20.1% below the amount paid to him in 2002, is 27.4% below his target award, and places him below the peer group 75th percentile;

•	stock option/ SAR grants for long-term incentive compensation placing him at what the Compensation Committee believes is slightly below the median of his peer group for long-term incentive programs;

•	no cash long-term performance plan payout, placing him further below the median for long-term incentive compensation; and

•	a deferred compensation retention benefit of $400,000 per year, which was established in 1999 and that the Committee found appropriate.

Other Executive Officers

      The base salaries of Messrs. Stropki, Elliott, Stueber and Schilling were established according to the principles discussed above. A total of $1,105,000 was paid to them as base pay in 2003 (placing them, in aggregate, at the peer group 40th percentile). A total of $647,915 was paid to them in 2003 bonuses, which was, in aggregate, 7.6% below the amount paid to them in 2002, was 28.0% below target for 2003, and placed them below the peer group 75th percentile. Aggregate option/ SAR grants of 131,000 shares were awarded to these executives in 2003 under the Company’s 1998 Stock Plan, but no cash long-term performance plan payouts were made to them, placing them below the median of their peer group for long-term incentive compensation.

1993 Tax Act

      The Committee’s general philosophy is to qualify future long-term incentive plans for tax deductibility under Section 162(m) of the Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. The Company will recognize non-deductible compensation expense with respect to Mr. Massaro as a result of bonus payments made during 2002 and 2003. All compensation paid by the Company to other Executive Officers during 2003 was tax deductible. The Committee intends to preserve the deductibility of compensation and benefits to the extent practicable and to the extent consistent with its other compensation objectives.

Compensation Committee Interlocks and Insider Participation

      During fiscal year 2003, none of the Committee members were employees of the Company or any of its subsidiaries, and there were no reportable business relationships between the Company and the Committee members. None of the Company’s Executive Officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Committee. In addition, none of the Company’s Executive Officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors.

By the Compensation and Executive Development Committee:

Hellene S. Runtagh, Chair Ranko Cucuz	Paul E. Lego G. Russell Lincoln

STOCK PERFORMANCE GRAPH

      The following line graph compares the yearly percentage change in the cumulative total shareholder return on Lincoln Common against the cumulative total return of the S&P Composite 500 Stock Index and The Russell 2000 Stock Index for the five-year calendar period commencing January 1, 1999 and ending December 31, 2003. This graph assumes that $100 was invested on December 31, 1998 in each of Lincoln Common, the S&P 500 companies and a peer group of companies. A compatible peer-group index for the welding industry, in general, was not readily available because the industry is comprised of a relatively small number of competitors, many of whom either are based overseas and/or are privately held and not actively traded in the United States. The Russell 2000, published by the Frank Russell Company, represents a developed index based on a concentration of companies having relatively small market capitalization.

	1998	1999	2000	2001	2002	2003

Lincoln	100	95	93	119	115	126
S&P 500	100	121	110	97	76	97
Russell 2000	100	121	118	121	96	141

SUMMARY COMPENSATION TABLE

      The following table provides information on the compensation for the last three calendar years for Mr. Massaro and the four next highest paid Executive Officers.

						Long-Term
		Annual Compensation				Compensation (2)

				Other		Securities
Name and				Annual		Underlying
Principal Position	Year	Salary	Bonus	Compensation		Options/SARs

Anthony A. Massaro	2003	$750,000	$544,500	$428,430	(1)	125,000
Chairman, President and	2002	700,000	681,300	434,263	(1)	167,200
Chief Executive Officer	2001	700,000	443,250	434,263	(1)	180,000
John M. Stropki, Jr.	2003	$320,000	$211,875	—		50,000
Executive Vice President	2002	320,000	191,115	—		48,400
and Chief Operating Officer	2001	300,000	165,000	—		55,000
H. Jay Elliott (3)	2003	$300,000	$159,840	—		36,000
Senior Vice President	2002	288,000	190,800	—		41,800
	2001	288,000	110,000	—		46,000
Frederick G. Stueber	2003	$260,000	$141,200	—		25,000
Senior Vice President,	2002	250,000	166,440	—		24,200
General Counsel and	2001	238,000	102,000	—		30,000
Secretary
James E. Schilling	2003	$225,000	$135,000	—		20,000
Senior Vice President,	2002	215,000	153,120	—		22,550
Corporate Development	2001	200,000	101,000	—		22,000

(1)	The amounts reported here for the years 2001 to 2003 consist of the following: (i) $400,000 represents retention benefits credited to Mr. Massaro’s account in the Deferred Compensation Plan (see “Other Compensation Arrangements”), under the terms of a letter of employment between Mr. Massaro and the Company dated June 23, 2003; and (ii) the balance relates to tax payments associated with these retention benefits.

(2)	During the period 2001 to 2003: (i) no restricted shares were granted; (ii) no cash payouts were earned under the cash Long-Term Performance Plan; and (iii) no other compensation was reportable under “All Other Compensation.”

(3)	Mr. Elliott ceased serving as Chief Financial Officer of the Company as of January 5, 2004 and as Treasurer of the Company as of February 4, 2004. He retired from the Company on March 15, 2004.

STOCK OPTION/ SAR GRANTS IN 2003

      The following table provides information relating to stock options/ SARs awarded in 2003 to our named Executive Officers. No SARs were awarded to the named Executive Officers prior to 2003.

		Percent of
	Number of	Total
	Securities	Options/SARs	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options/SARs	Employees in	Price	Expiration	Present
Name	Granted (1)	Fiscal Year	($/Sh.)	Date	Value (2)

Anthony A. Massaro	125,000	22.3%	$23.90	10/08/13	$841,250
John M. Stropki, Jr.	50,000	8.9%	$23.90	10/08/13	336,500
H. Jay Elliott	36,000	6.4%	$23.90	10/08/13	242,280
Frederick G. Stueber	25,000	4.5%	$23.90	10/08/13	168,250
James E. Schilling	20,000	3.6%	$23.90	10/08/13	134,600

(1)	These options/ SARs were granted pursuant to the Company’s 1998 Stock Plan. The options/ SARs were granted at the fair market value of Lincoln Common on the date of grant, have 10-year terms and become exercisable in equal annual increments over a three-year period. Vesting of the options/ SARs is accelerated by the occurrence of a change in control (see “Other Compensation Arrangements”).

(2)	The Grant Date Present Value was calculated using the Black-Scholes option pricing model. The model assumes (i) volatility calculated using the trading information for Lincoln Common during the 52-week period ended October 7, 2003 (37.27% for Lincoln Common); (ii) a risk-free rate of return based on the 5-year treasury bond rate at October 8, 2003 (3.09%); and (iii) a dividend yield for Lincoln Common of 2.93%. The actual amount, if any, realized upon the exercise of stock options/ SARs will depend upon the market price of Lincoln Common relative to the exercise price per share of the stock option/ SAR at the time of exercise. There is no assurance that the hypothetical Grant Date Present Values of the stock options/ SARs reflected in this table will actually be realized.

STOCK OPTION EXERCISES IN 2003 AND YEAR-END OPTION/ SAR VALUES

      The following table provides information relating to exercisable and unexercisable stock options/ SARs at December 31, 2003 for our named Executive Officers. The value of unexercised stock options/ SARs is based on the difference between the exercise price of the options/ SARs and the closing price of Lincoln Common on December 31, 2003, which was $24.74. No SARs were granted to the named Executive Officers prior to 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at Fiscal Year End		at Fiscal Year End
	Number of
	Shares
	Acquired
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony A. Massaro	60,000	$662,400	590,833	296,467	$3,469,837	$435,478
John M. Stropki, Jr.	17,264	155,949	233,197	100,601	1,575,895	140,687
H. Jay Elliott	72,667	758,912	119,432	79,201	505,312	113,905
Frederick G. Stueber	29,334	232,400	60,066	50,934	198,604	72,696
James E. Schilling	16,800	133,668	43,082	42,368	191,754	58,999

PENSION BENEFITS

      We provide pension benefits for our Executive Officers under two defined benefit programs: the Supplemental Executive Retirement Plan (the “SERP”) which became effective January 1, 1994; and The Lincoln Electric Company Retirement Annuity Program (the “Retirement Annuity Program”) which has been in effect since 1936 and applies to all eligible employees. We also maintain a supplemental deferred compensation plan (the “Deferred Compensation Plan”) which became effective November 15, 1994. In 1997, we adopted The Lincoln Electric Company Executive Benefit Plan (the “Executive Benefit Plan”) which is triggered only by change in control situations and under which benefits paid will reduce and offset benefits payable under the Deferred Compensation Plan, and in certain circumstances, the SERP. Participation in the SERP, the Deferred Compensation Plan and the Executive Benefit Plan is limited to individuals chosen by the Compensation and Executive Development Committee (the “Compensation Committee”).

Supplemental Executive Retirement Plan

      The purpose of the SERP is, in part, to make up for limitations imposed by the Internal Revenue Code on payments of retirement benefits under the Company’s tax-qualified retirement plans, including the Retirement Annuity Program, and, primarily, to provide an aggregate competitive retirement benefit for SERP participants. The following table shows the estimated annual pension benefits provided under the SERP. These numbers include the employer-paid benefits under our qualified plans, which would be payable to employees in various compensation classifications upon retirement on December 31, 2003, at age 60 after the selected periods of service. The numbers also include, in certain cases, previous employer’s retirement benefits. Mr. Schilling’s benefit would be approximately 75% of the noted benefits on the table based on his SERP arrangement.

	Years of Service
Average
Compensation	25 Years	30 Years	35 Years	40 Years	45 Years

$300,000	$87,723	$109,398	$131,073	$152,748	$174,348

600,000	196,098	239,448	282,798	326,148	369,348

900,000	304,473	369,498	434,523	499,548	564,348

1,200,000	412,848	499,548	586,248	672,948	759,348

1,500,000	521,223	629,598	737,973	846,348	954,348

1,800,000	629,598	759,648	889,698	1,019,748	1,149,348

2,100,000	737,973	889,698	1,041,423	1,193,148	1,344,348

      Generally, benefits under the SERP are based upon 1.445% of the average annual compensation for the three highest years in the seven-year period preceding retirement multiplied by the covered employee’s years of service (including service with certain previous employers) except that the maximum benefit may not exceed 65% (50% for Mr. Schilling) of the average annual compensation for the three highest years used in the calculation, and service after age 65 is not included. The benefits payable under the SERP are reduced by the maximum Social Security benefit payable in the year of retirement, and the table reflects such reduction. The amounts reflected in the table will also be reduced by the single life benefit payable under the Retirement Annuity Program, the lifetime benefit equivalence of any account balance attributable to employer matching contributions, ESOP contributions and/or Financial Security Program contributions under the 401(k) Plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded under the SERP for service with that previous employer). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement. Unless a different factor is set by the Compensation Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years an additional 10% of the net amount of the benefit will become payable upon retirement. All named Executive Officers have a 100% participation factor except Mr. Schilling, who has a 69% factor. Certain terms of the SERP may be modified as to individual participants, upon action by the Compensation Committee.

      The compensation covered by the SERP is the same as shown in the salary and bonus columns of the “Summary Compensation Table” on page 24. For 2003 and after, Mr. Massaro’s plan compensation will also include the noted retention bonus of $400,000 under “Other Annual Compensation” if certain conditions are met (see “Other Compensation Arrangements”). Credited service for SERP purposes for Messrs. Massaro, Elliott, Stropki, Stueber and Schilling is 40, 42, 31, 30 and 45 years, respectively.

Retirement Annuity Program

      Under the Retirement Annuity Program, each employee accumulates 2.5% of each year’s base compensation (limited to $205,000) in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). In addition to the 2.5% accumulation each year, the Company has granted, on a number of occasions, additional past service benefits. The Program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security.

      The anticipated retirement benefits under the Retirement Annuity Program for the named Executive Officers with the highest compensation for 2003 are as follows:

	Annual Retirement
Name	Annuity Program Benefits

Anthony A. Massaro	$45,063
John M. Stropki, Jr.	97,964	(1)
H. Jay Elliott	48,101
Frederick G. Stueber	83,594	(1)
James E. Schilling	22,552	(2)

(1)	Messrs. Stropki and Stueber are currently under normal retirement age. The amounts shown represent those anticipated at normal retirement age, assuming current compensation continues unchanged to that date, and the benefits are payable on a single life basis.

(2)	Mr. Schilling is currently not receiving benefits but is beyond normal retirement age. The amount shown represents the benefit available on December 31, 2003 payable on a single life basis.

OTHER COMPENSATION ARRANGEMENTS

      Messrs. Massaro, Elliott, and Stueber entered into employment agreements in July 1993, June 1993, and February 1995, respectively. The agreements were each modified in May 1998. Mr. Elliott’s agreement was further modified in March 2000. The agreements grant credited service for purposes of the SERP of 29, 32, and 22 years, respectively, as of their respective dates of hire, assuming a normal retirement age of 60 and service of 45 years at age 65 for all.

      The agreement for Mr. Massaro was superseded by an agreement in March 2000, which was superseded by a new agreement in June 2003, setting forth the supplemental retirement, retention and termination benefits the Committee has determined will be provided to Mr. Massaro through May 2, 2005 (the “Employment Term”) and which modifies the SERP benefit outlined above. The new agreement for Mr. Massaro also provides for (i) a retention benefit that is credited to Mr. Massaro’s account in the Deferred Compensation Plan and vests at a rate of $400,000 per year, commencing in 2000 and continuing through 2002; (ii) a retention benefit that is credited to Mr. Massaro’s account in the Deferred Compensation Plan at the rate of $400,000 for 2003 and 2004 and a minimum retention benefit in 2005 through the end of the Employment Term of $133,333 which vest at the end of the Employment Term or if the Company terminates his employment for reasons other than for cause,

Mr. Massaro terminates his employment for good reason or in the event of his death, disability or incapacity during the Employment Term; (iii) inclusion of all vested retention benefits that are credited for the period beginning on January 1, 2003 in the determination of Mr. Massaro’s final average pay for purposes of the SERP; and (iv) application of an interest rate of 6.68% for purposes of the SERP, unless the rate determined under the normal terms of the SERP is lower. Under the terms of the agreement, Mr. Massaro’s annual base compensation and annual management incentive plan target will remain fixed at the amounts established by the Committee for 2003. However, if the Company names another individual as Chief Executive Officer prior to the end of the Employment Term, Mr. Massaro’s 2005 annual management incentive will be paid at target for the period that begins on the date when the Company names the individual (or January 1, 2005 if such event is earlier) through the earlier of the end of 2005 or Mr. Massaro’s retirement from the Company. If, before the end of the Employment Term, the Company terminates Mr. Massaro’s employment for reasons other than for cause, Mr. Massaro terminates his employment for good reason or in the event of his death, disability or incapacity during the Employment Term, he (or his estate) will receive all base compensation and annual management incentive plan amounts through the end of the Employment Term.

      Mr. Elliott’s agreement provides that his SERP benefits will not be offset by his former employer’s defined contribution plan (but will be offset by his former employer’s defined benefit plan). The agreement for Mr. Stueber provides that if he is terminated without cause prior to his 10th anniversary, he will be entitled to severance pay equal to two times his total compensation (base and bonus) for the preceding year. In addition, the Compensation Committee granted Mr. Schilling participation in the SERP, effective February 1, 1999. That action awarded Mr. Schilling 43 3/4 years of service but provided that his target benefit would be 50% of final average pay (instead of the normal 65%) and provided that his benefits would not vest until he reached age 66.

      The Company adopted the Executive Benefit Plan in 1997. The plan has a specific limited scope. Benefits payable under the plan, if any, would be offset by benefits payable under the Deferred Compensation Plan and, for certain individuals, the SERP. Certain of the Company’s employees, including the named Executive Officers, are entitled to receive a cash payment if there is a “change in control” of the Company, as defined in the Executive Benefit Plan, and certain employment conditions are satisfied. Mr. Massaro’s new agreement provides that no portion of his retention benefits will be included in any benefits payable under the Executive Benefit Plan. The Company has established a trust to hold the employees’ accounts under the Executive Benefit Plan and funded the trust with amounts sufficient to pay the benefits through 2002. No participants were added to the Plan in 2003, and no additional funding occurred in 2003. The Plan does not obligate the Company to fund any further benefits thereunder, and the Company does not presently intend to do so.

      The term “change in control” is defined in the Executive Benefit Plan described above to include certain changes in beneficial ownership of Lincoln Common, certain changes in membership of the Company’s Board of Directors, certain events of bankruptcy or insolvency and certain business combinations. In addition to the foregoing arrangements, the Company entered into agreements in 1998 with eight officers, including all current Executive Officers (except Mr. Schilling), designed generally to assure continued management in the event of a change in control of the Company. The agreements with Messrs. Stropki and Stueber were further modified in March 2000. These arrangements are operative only if a change in control occurs. The agreements provide that following a change in control, a three-year severance period commences. If the Company were to terminate a covered officer’s employment for reasons relating to changed circumstances, then the amounts and benefits the officer would be entitled to receive include (i) a lump sum payment equal to the amount of base and incentive pay that would have been paid to the officer for the greater of one year or the remainder of the severance period; (ii) long-term incentive awards granted prior to the change in control; (iii) continuation of medical insurance, life insurance, and other welfare benefits for the greater of one year or the remainder of the severance period, subject to reduction for comparable welfare benefits received in any subsequent employment; and (iv) enhanced service credit and age under the SERP of three years and immediate vesting under the SERP. The officer would be entitled to receive an additional payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the Internal Revenue Code. Payments under these agreements would be in lieu of any other rights to severance pay under other agreements.

AUDIT COMMITTEE REPORT

      The Audit Committee consists solely of independent Directors within the meaning of the NASDAQ listing standards. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S., their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the U.S. In addition, the Committee discussed with the independent auditors the auditor’s independence from management and the Company including with respect to the matters in the written disclosures required by the Independence Standards Board.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

By the Audit Committee:

David H. Gunning, Chair Robert J. Knoll Hellene S. Runtagh	Harold L. Adams Kathryn Jo Lincoln George H. Walls, Jr.

RATIFICATION OF INDEPENDENT AUDITORS

Proposal No. 2

      A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as the Company’s independent auditors to examine our books of account and other records for the fiscal year ending December 31, 2004.

      Fees for professional services provided by the Company’s independent auditors in each of the last two fiscal years, in each of the following categories are:

	2003	2002

Audit Fees	$905,000	$711,000
Audit-Related Fees	157,000	223,000
Tax Fees	148,000	282,000
All Other Fees	61,000	59,000

	$1,271,000	$1,275,000

      Audit Fees include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees principally include due diligence in connection with potential acquisitions, audits of the Company’s employee benefit plans, and accounting consultation and assistance. Tax Fees include tax compliance and tax advice services. All Other Fees relate to services provided in participating on the statutory boards of certain of the Company’s subsidiaries in Italy.

Audit Committee Pre-Approval Policies and Procedures

      The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services expected to be performed by the Company’s independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services, and requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the year in which such services are to be performed, to the extent known at that time. The policy prohibits the Company’s independent auditors from providing certain services described in the policy as prohibited services.

      Generally, requests for independent auditor services are submitted to the Audit Committee by the Company’s Corporate Controller (or other member of the Company’s senior financial management) and the Company’s independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval. The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Board of Directors believes that shareholders should be given the opportunity to express their views on the subject. While not binding on the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ratification requires the affirmative vote of the majority of the shares of Lincoln Common present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP.

      The Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors.

OTHER MATTERS

      The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting, but if any such matters properly come before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the Proxy in accordance with their best judgment.

LINCOLN ELECTRIC HOLDINGS, INC.

Frederick G. Stueber
Senior Vice President,
General Counsel and Secretary

By Order of the Board of Directors

Cleveland, Ohio
March 26, 2004

       [LINCOLN ELECTRIC LOGO]

       c/o National City Bank
       Corporate Trust Operations
       Locator 5352
       P. O. Box 94509
       Cleveland, OH 44101-4301

VOTE BY TELEPHONE

Have your proxy and voting instruction form available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone and follow the simple directions that will be given to you to record your vote.

VOTE BY INTERNET

Have your proxy and voting instruction form available when you access the website http://www.votefast.com and follow the simple directions that will be given to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy and voting instruction form and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-800-542-1160

Vote by Internet
Access the Website and
cast your vote:
http://www.votefast.com

Vote by Mail
Return your proxy and
voting instruction form in the
postage-paid envelope provided.

Telephone and Internet access is available 24 hours a day, 7 days a week. In order to be counted in the final tabulation, your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on April 26, 2004 if you are a Plan participant, or by 11:59 p.m. Eastern Daylight Time on April 28, 2004 if you are a registered holder.

CONTROL NUMBER:

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LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION FORM

THIS PROXY AND THESE INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 2004.

The shareholder signing this card appoints Anthony A. Massaro, Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Company’s Annual Meeting of Shareholders to be held at 10:30 a.m. on April 29, 2004, or at any adjournment of the meeting, and, in their discretion, on all other business properly brought before the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company 401(k) Plan. The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

Signature(s)______________________________________

_______________________________________________

Date: ______________________________________, 2004

Please sign exactly as your name or names appear opposite. If shares are held jointly, all joint owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY 401(K) PLAN. As a participant in the Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your account under the Plan. To direct the Trustee by mail to vote the shares allocated to your account, please mark the voting instruction form below and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your account, please follow the instructions and use the Control Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote your shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet, the Trustee shall not vote your shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other Plan participants directed their shares to be voted.

YOUR VOTE IS IMPORTANT!

Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, please vote your shares by
mail, by telephone or over the Internet.

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LINCOLN ELECTRIC HOLDINGS, INC. Annual Meeting of Shareholders, April 29, 2004	PROXY AND VOTING INSTRUCTION FORM

The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1 and FOR Proposal 2. If you do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1 and FOR Proposal 2.

1.	Election of Directors:

Class Whose Term Ends in 2007:

(01) Ranko Cucuz, (02) Kathryn Jo Lincoln, (03) Anthony A. Massaro and (04) George H. Walls, Jr.

	☐ FOR	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT:

Vote withheld from the following

2.	Ratification of Independent Auditors.

	☐ FOR	☐ AGAINST	☐ABSTAIN

☐	I plan to attend the Annual Meeting.

☐	I consent to access future shareholder communications over the Internet as stated in the Proxy Statement.

☐	Change of Address: